Exhibit (d)-(13)

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of April 29, 2013 (the “Agreement”), by and between BOQUAN HE (the “Assignor”) and JAGUAR INVESTMENT PTE LTD, a Singapore private limited company (the “Assignee”).

WHEREAS, the Assignor is a party to that certain Equity Commitment Letter, dated as of February 28, 2013 (the “Equity Commitment Letter”), setting forth his commitment to subscribe for (or cause to be subscribed for), on the terms and conditions set forth therein, certain equity interests of Keystone Lodging Holdings Limited, a Cayman Islands limited liability exempted company (“Holdco”), at an aggregate cash purchase price of $28,000,000;

WHEREAS, the Equity Commitment Letter was entered into in connection with an Agreement and Plan of Merger, dated as of February 28, 2013 (the “Merger Agreement”), among 7 Days Group Holdings Limited (the “Company”), Keystone Lodging Company Limited, a wholly-owned subsidiary of Holdco (“Parent”), Keystone Lodging Acquisition Limited, a wholly-owned subsidiary of Parent (“Merger Sub”), and Holdco, to (i) fund (or cause to be funded through Parent or Merger Sub) the Exchange Fund (as defined in the Equity Commitment Letter) and any other amounts required to be paid pursuant to the Merger Agreement and (ii) pay (or cause to be funded through Parent of Merger Sub) related fees and expenses pursuant to the Merger Agreement;

WHEREAS, to induce the Company to enter into Merger Agreement, the Assignor has provided a certain limited guaranty, dated as of February 28, 2013 (the “Limited Guaranty”), in favor of the Company pursuant to which the Assignor has guaranteed, on the terms and conditions set forth therein, the payment of certain Obligations (as defined therein); and

WHEREAS, the Assignor desires to assign and transfer to the Assignee, and the Assignee desires to acquire and accept, all of the Assignor’s rights, interests and obligations under the Equity Commitment Letter and the Limited Guaranty.

NOW THEREFORE, in consideration of the mutual terms, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending legally to be bound hereby, the parties hereto agree as follows:

Section 1. Assignment and Assumption.

The Assignor hereby assigns and transfers to the Assignee all of its rights, interests and obligations in and under the Equity Commitment Letter and the Limited Guaranty and the Assignee hereby accepts all of the Assignor’s rights, interests and obligations in and under the Equity Commitment Letter and the Limited Guaranty and, subject to the terms and conditions thereof, assumes and agrees to perform all obligations thereunder.

Section 2. Representations and Warranties of Assignor. The Assignor hereby represents and warrants to the Assignee as follows:

(a) True and correct copies of the Equity Commitment Letter and the Limited Guaranty, and all modifications, amendments or addendums thereto as of the date hereof, are attached hereto as Annex A and Annex B, respectively. Except for those agreements previously filed with the United States Securities and Exchange Commission (the “SEC”) by either the Assignor or the Company, there are no other agreements to which the Assignor is a party or understandings made by the Assignor relating to the Equity Commitment Letter or Limited Guaranty or the matters covered thereby.

(b) Upon execution and delivery of this Agreement by the Assignee, this Agreement will be a legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(c) (i) The consent of Holdco or the Company for the assignment of the Equity Commitment Letter and (ii) the consent of the Company for the assignment of the Limited Guaranty, in each case by the Assignor to the Assignee, have been obtained. No other third party consent or approval under any agreement to which the Assignor is a party is necessary to be obtained by the Assignor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) Neither the execution and delivery of this Agreement by the Assignor nor the consummation of the transactions contemplated hereby (i) will conflict with or constitute a default under any agreement to which the Assignor is a party or by which the Assignor is bound, (ii) will violate any law, regulation, judgment or decree applicable to the Assignor or (iii) will require the approval, consent, authorization or act of, or the making of any filing or registration with, any governmental authority or regulatory body (other than the filing with the SEC of an amendment to the Schedule 13D previously filed by the Assignor to reflect the entry into this Agreement);

Section 3. Representation and Warranties of Assignee. The Assignee hereby represents and warrants to the Assignor as follows:

(a) The Assignee is a private limited company duly organized and validly existing under the laws of Singapore and has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of its obligations under this Agreement have been authorized by all necessary company action on the part of the Assignee, and, upon execution and delivery by the Assignor, this Agreement will be a legal, valid and binding of the Assignee enforceable against the Assignee in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

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(c) No third party consent or approval under any agreement to which the Assignee is a party is necessary to be obtained or made by the Assignee in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Neither the execution and delivery of this Agreement by the Assignee nor the consummation of the transactions contemplated hereby (i) will conflict with or constitute a default under its organizational documents or any agreement to which the Assignee is a party or by which it is bound, (ii) will violate any law, regulation, judgment or decree applicable to the Assignee or (iii) will require the approval, consent, authorization or act of, or the making of any filing or registration with, any governmental authority or regulatory body.

Section 4. Binding Effect; Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns (as set forth in the next sentence). This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

Section 5. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by both parties hereto. No waiver by any party hereto of any provision hereof shall be effective unless set forth in a writing executed by the party so waiving.

Section 6. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without regard to its principles regarding conflict of laws. Each party hereto hereby agrees to submit to the non-exclusive jurisdiction of the federal and state courts located in the County, City and State of New York in any action or proceeding arising out of or relating to this Agreement and irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, any claim that such party is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process upon them. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action in the manner provided in Section 13 or in such other manner as may be permitted by applicable laws will be valid and sufficient service thereof.

Section 7. WAIVER OF JURY TRIAL. EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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Section 8. Counterparts. This Agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 9. Entire Agreement. This Agreement and the Annexes hereto constitute the entire agreement of the parties hereto and supersedes any other agreement, arrangement or understanding, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby.

Section 10. Further Assurances; Survival. Each party hereto hereby agrees to execute such other documents, instruments and agreements and take such further action as any party deems reasonably necessary to consummate the transactions contemplated hereby. All representations, warranties, covenants and agreements of the parties contained in this Agreement shall be continuing and survive the consummation of the transactions contemplated hereby.

Section 11. Limited Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, by its acceptance of the benefits of this Agreement, the Assignor agrees and acknowledges that no person other than the Assignee has any obligations hereunder and that, notwithstanding that the Assignee may be a company, the Assignor has no right of recovery under this Agreement for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, or affiliates (other than any assignee under Section 4), of the Assignee, or any former, current or future equity holder, controlling person, director, officer, employee, affiliate (other than any assignee under Section 4), agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”).

Section 12. Sovereign Immunity. The Assignee hereby represents and warrants that this Agreement and the transactions contemplated hereby are commercial rather than public or governmental acts and the Assignee is not entitled to claim immunity from any litigation, action, application, suit, investigation, inquiry, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory, criminal or arbitration proceeding or other similar proceeding, before or by any governmental authority or regulatory body (including any appeal or review thereof and any application for leave for appeal or review) (collectively, the “Legal Proceedings”) with respect to it or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that the Assignee or any of its assets has or hereafter may acquire any right to immunity from set-off, Legal Proceedings, attachment or otherwise, the Assignee hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement.

Section 13. Notices. All notices and other communications to be given to a party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a telegram, and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

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(a)	If to the Assignor:	Boquan He
Floor 32, Metro Plaza
183-187, Tianhe Road North
Guangzhou, Guangdong 510620, China

With a copy to:

Latham & Watkins
18th Floor, One Exchange Square,
8 Connaught Place, Central
Hong Kong
Attention: Timothy M. Gardner / Karen M. Yan

(b)	If to the Assignee:	Jaguar Investment Pte Ltd
c/o GIC Special Investments Pte Ltd
#37-01 Capital Tower
168 Robinson Road
Singapore 068912
Attention: Ankur Meattle
With a copy to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Susan D. Lewis

Section 14. No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein, except that, notwithstanding the foregoing, Assignor and Assignee agree that Holdco and the Company shall be a third party beneficiary of this Agreement as it relates to the Equity Commitment Letter and the Limited Guaranty, respectively.

Section 15. Confidentiality; Cooperation on Disclosure. This Agreement and any of the transactions contemplated hereby shall be treated as confidential and is being provided to the Assignor solely in connection with the Merger Agreement. This Agreement may not be used, circulated, quoted or otherwise referred to in any document except with the written consent of the Assignee; provided that the parties may disclose the existence and content of this Agreement to the extent required by law, the applicable rules of any national securities exchange, in connection with the SEC filings relating to the Merger Agreement and in connection with any litigation relating to the Merger Agreement or the transactions contemplated thereby and the Assignee may disclose it to any Non-Recourse Party who needs to know of the existence of this Agreement and is informed of the confidentiality obligations set forth herein. The parties hereby agree that each party will consult and cooperate with the other party as to any disclosure to be made regarding the existence or content of this Agreement if disclosure is required.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first written above.

BOQUAN HE

JAGUAR Investment Pte Ltd

By:
Heng Phok Jui Authorised Signatory

ACKNOWLEDGMENT AND AGREEMENT, dated as of April 26, 2013, by Keystone Lodging Holdings Limited as to the assignment of the Equity Commitment Letter by the Assignor to the Assignee and its assumption by the Assignee:

KEYSTONE LODGING HOLDINGS LIMITED

By:
Thomas Mayrohofer Director

ACKNOWLEDGMENT AND AGREEMENT, dated as of April 26, 2013, by 7 Days Group Holdings Limited as to the assignment of the Limited Guaranty by the Assignor to the Assignee and its assumption by the Assignee:

7 DAYS GROUP HOLDINGS LIMITED

By:
Haibing Wu Chief Financial Officer

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Annex A

Equity Commitment Letter

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Annex B

Limited Guaranty

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